Exhibit 10.19

April 21, 2015

Keith Ehrlich

58 Pine Hill Lane

Concord, MA 01742

Dear Keith:

It is with great pleasure that we extend you this offer of employment to join AVEO Pharmaceuticals. The following letter sets forth the proposed terms and conditions of your offer of employment.

Position.  Your position will be Chief Financial Officer reporting to me as Chief Executive Officer, and you will be designated a “Section 16 officer” (with the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934). If you accept this offer, your employment with the Company shall commence on a mutually agreed upon date.

Compensation:

•

Base Salary.  Your initial annual salary will be $300,000 paid semi-monthly.  You will be eligible for a salary review in our 2015 common review cycle, and your salary will be pro-rated based on your effective date of employment.

•

Incentive Bonus.  Commencing in 2015, you will be eligible to participate in AVEO’s performance-based incentive bonus program. Your bonus target is 40% of your base annual salary and is subject to corporate and individual performance assessments. Payment of the annual bonus requires approval by the AVEO Board of Directors and is pro-rated based on your effective date of employment.

•	Cash Bonus. Upon commencing employment, you will receive $75,000 as a one-time bonus to be paid in two installments as follows:

o

if you remain an employee of the Company in good standing through December 31, 2015, you shall be entitled to receive a lump-sum cash payment during the following regular pay period equal to $50,000; and

o	if you remain an employee of the Company in good standing through March 31, 2016, you shall be entitled to receive a lump-sum cash payment during the following regular pay period equal to $25,000.

•

Stock Options.  Subject to approval of the Company’s Compensation Committee, the Company shall grant you stock options to purchase 400,000 shares of common stock pursuant to the Company’s 2010 Equity Incentive Plan.  The options will vest over 4 years from your hire date with 25% of the options vesting after 12 months and the remainder on a monthly basis thereafter.

Commencing in 2016, you will be also eligible to participate in the Company’s annual renewal equity program.  Subject to the Company’s Option Committee approval, your renewal incentive stock options will be based on your performance and pro-rated to your effective date of employment. The renewal options will vest on a monthly basis over 4 years from the grant date.

Benefits.  The Company offers a competitive benefits program.  As an employee, you will be able eligible to participate in the family health, dental, individual life, and disability insurance; a 401(k) savings plan; three weeks of paid vacation per year accrued on per pay period basis; twelve paid holidays a year; flexible spending accounts for eligible medical and dependent care expenses; and a commuter assistance program.  For more details, please refer to the enclosed Benefits Summary.

Change in Control.  Please refer to the document included with this offer of employment entitled Key Employee Change in Control Severance Benefits Plan which is attached hereto as Exhibit A and incorporated herein by reference.

Contingencies.  Your offer of employment is contingent upon AVEO’s review and determination of a successful completion of a background investigation, which may include an evaluation of both your credit and criminal history.

On your start date you will be required to sign a standard employee Invention and Non-Disclosure Agreement attached hereto as Exhibit B.

Further, the Federal government requires you to provide proper identification verifying your eligibility to work in the United States.  Please bring documents necessary to complete the Employment Eligibility Verification Form I-9 on your first date of employment.  Refer to the enclosed Form I-9 for a list of acceptable documents.

Other.  We expect that you will devote your professional efforts to the business and affairs of AVEO and, accordingly, will not pursue any other employment or business opportunities outside of the Company unless approved by your management and Human Resources.

Miscellaneous.  This offer of employment is intended to outline the terms of compensation and benefits available to you should you choose to accept this position. It is not intended to imply any contract or contractual rights.  Your employment will be at-will. Accordingly, you or the Company may end the employment relationship for any reason, at any time.

This letter, together with the Key Employee Change in Control Severance Benefits Plan and the Invention and Non-Disclosure Agreement to be executed by you and the Company, constitutes our entire offer regarding the terms and conditions of your prospective employment by the Company.  It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

If you decide to accept the terms of this letter, please sign one of the enclosed copies and return it to our office (attn: Human Resources.)  This offer of employment is valid until April 22, 2015.

Keith, we are very excited about having you join AVEO and have every expectation of a productive and rewarding relationship together.  If you have any questions regarding this offer, please call Tracey Janesheski at 617-299-5791.

AVEO PHARMACEUTICALS, INC.		Accepted and Agreed:

By:	/s/ Michael Bailey	By:	/s/ Keith Ehrlich
Michael Bailey			Keith Ehrlich
President & Chief Executive Officer

EXHIBIT A

AVEO PHARMACEUTICALS, INC.

KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE BENEFITS PLAN

SECTION 1. INTRODUCTION

The Key Employee Change in Control Severance Benefits Plan (the “Plan”) is designed to provide separation pay and benefits to certain eligible employees of AVEO Pharmaceuticals, Inc. (“the “Company”) whose employment is involuntarily terminated without cause or voluntarily terminated for good reason as set forth in this Plan.

SECTION 2. DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below:

(a) “BASE SALARY” means the annual base salary for an Eligible Employee as in effect on the Change in Control Date, or as increased thereafter.

(b) “BOARD” means the Board of Directors of the Company.

(c) “CAUSE” means, in the good faith determination of the Board of Directors, the occurrence of any of the following events: (i)  conviction of, or plea of, nolo contendere with respect to any felony or a crime involving moral turpitude, (ii)  commission of an act of personal dishonesty or breach of fiduciary duty involving personal profit in connection with the Company, (iii)  commission of an act, or failure to act, which is found to have involved willful misconduct or gross negligence on an Eligible Employee’s part, in the conduct of his or her duties as an employee of the Company, (iv)  willful and material failure or refusal to perform  services as an employee of the Company, (v) any failure to fulfill the terms and conditions under which and Eligible Employee is employed by the Company, or (vi)  willful and material failure or refusal to carry out a direct, lawful written request of the Board of Directors, the Company’s Chief Executive Officer or an Eligible Employee’s  immediate supervisor.

(d) “CHANGE IN CONTROL” means the occurrence of any of the events set forth in subsections (A) or (B) below, provided that such event(s) constitute (i) a change in the ownership of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), (ii) a change in effective control of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)), or (iii) a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)):

(A) when a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, a amended) acquires beneficial ownership of the Company’s capital stock equal to 50% or more of either: (X) the then-outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) or (Y) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) provided, however, that for purposes of this subsection (A), the following acquisitions of securities shall not constitute a Change in Control: (1) any acquisition of securities directly from the Company (excluding an acquisition of securities pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company) or (2) any acquisition of securities by the Company; or

(B) upon the consummation by the Company of a reorganization, merger, consolidation, statutory share exchange or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), provided that, in each case, the persons who were the Company’s beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively.

(e) “CHANGE IN CONTROL DATE” means the first date on which a Change of Control occurs.

(f) “INVOLUNTARY TERMINATION WITHOUT CAUSE” means an Eligible Employee’s dismissal or discharge by the Company (or, if applicable, by any successor entity) for a reason other than Cause. The termination of employment will not be deemed to be an “Involuntary Termination Without Cause” if such termination occurs as a result of the Eligible Employee’s voluntary resignation without Good Reason, death or disability.

(g) “MANAGEMENT TEAM” shall include any executive officer, senior vice-president and vice-president of the Company and other employees of the Company nominated by the chief executive officer and ratified by the Compensation Committee.

(h) “QUALIFYING TERMINATION” means that an Eligible Employee’s employment terminates due to an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason, in either case, within eighteen (18) months following a Change in Control Date.

(i) “VOLUNTARY TERMINATION FOR GOOD REASON” means any action by the Company without the Eligible Employee’s prior consent which results in he or she voluntarily terminating his or her employment with the Company (or, if applicable, with any successor entity) after any of the following are undertaken by the Company (or, if applicable, by any successor entity) without such Eligible Employee’s express consent, provided, however, that a termination for Good Reason can only occur if (i) the Eligible Employee has given the Company a written notice of termination indicating the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice of termination, and (ii) such notice of termination is given within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and further provided that a termination for Good Reason shall occur no more than one hundred eighty (180) days after the initial occurrence of the condition giving rise to Good Reason: (A) any requirement by the Company that the Eligible Employee perform his or her principal duties outside a radius of 50 miles from the Company’s Cambridge, Massachusetts location, (B) any material diminution in the Eligible duties, responsibilities or authority; or (C) a material reduction in the Eligible Employee’s base salary (unless such reduction is effected in connection with a general and proportionate reduction of compensation for all employees of his or her level).

SECTION 3. ELIGIBILITY AND PARTICIPATION

An individual is deemed an “Eligible Employee” and, therefore, eligible to participate in the Plan if he or she is a member of the Company’s Management Team at the time of such  individual’s termination of employment with the Company, and such employment terminates due to an event which constitutes a Qualifying Termination.

SECTION 4. BENEFITS

Eligible Employees are eligible to receive the following benefits on the following conditions:

(a) SALARY AND BONUS PAYOUT.  Commencing in the first month following the month of  a Qualifying Termination and the Release set forth in Section (f) below becoming binding on the Eligible Employee, Eligible Employees will be paid in periodic installments consistent with the Company’s payroll procedures as then in effect and continuing for a number of months equal to the product of  the Eligible Employee’s “Severance

Multiple” (as set forth below) times 12, a total sum equal to: (i)  Severance Multiple times the Eligible Employee’s Base Salary; (ii) the Eligible Employee’s Severance Multiple times his/her target bonus on the date of the Qualifying Termination; and (iii) the Eligible Employee’s target bonus on the date of termination multiplied by a fraction, the numerator of which shall equal the number of days the Eligible Employee was employed by the Company during the Company fiscal year in which the termination occurs and the denominator of which shall equal 365.

Severance Multiple shall be based on the following:

Chief Executive Officer	—	1.5

Chief Financial Officer, Chief Business Officer,
Chief Medical Officer, Senior Vice Presidents	—	1.0

Vice Presidents and other Employees Nominated
By CEO and ratified by Compensation Committee	—	0.5

(b) HEALTH BENEFITS. Provided the Eligible Employee timely elects continued coverage under federal COBRA law, the Company shall pay, on the Eligible Employee’s behalf, the portion of premiums for the type of group health insurance coverage, including coverage for his or her eligible dependents, that the Company paid prior to his or her termination of employment for a period following his or her Qualifying Termination based on the Eligible Employee’s level as follows:

Chief Executive Officer	—	18 months

Chief Financial Officer, Chief Business Officer,
Chief Medical Officer, Senior Vice Presidents	—	12 months

Vice Presidents and other Employees Nominated
By CEO and ratified by Compensation Committee	—	6 months

provided, however, that the Company will pay such premiums for the Eligible Employee and his/her eligible dependents only for coverage for which such individual and those dependents were enrolled immediately prior to  the Qualifying Termination. The Eligible Employee shall  continue to be required to pay that portion of the premium of such group health insurance coverage, including coverage for  his/her eligible dependents that he/she had been required to pay as an active employee immediately prior to the Qualifying Termination of employment (subject to change). For the balance of the period that an Eligible Employee is eligible  to coverage under federal COBRA law, the Eligible Employee shall be eligible to maintain coverage for himself/herself and his/her eligible dependents at the Eligible Employee’s own expense in accordance with applicable law.

(c) EQUITY ACCELERATION.  In addition to any other rights that Eligible Employees may have with respect to the acceleration of the vesting of any stock options or restricted stock awards (“Awards”) granted to such Eligible Employees pursuant to the Company’s 2002 Stock Incentive Plan, as amended (the “2002 Stock Incentive Plan”), or any successor plan, including without limitation those certain change-of-control related acceleration rights (upon a termination without cause) approved by the board of directors of the Company on December 11, 2007, and notwithstanding any provision to the contrary contained in the 2002 Stock Incentive Plan, the instrument evidencing any Award or any other agreement between an Eligible Employee and the Company, each such Award shall be immediately exercisable in full and/or free of all restrictions on repurchase, as the case may be, if the Eligible Employee’s employment with the Company or the acquiring or succeeding corporation is terminated as a result of a Qualifying Termination.

(d) EARNED BUT UNPAID BENEFITS. As of the Qualifying Termination date an Eligible Employee will also be eligible to receive any earned but unpaid benefits including salary earned but unpaid, annual bonus for the most recently completed financial year and payment for unused accrued vacation.

(e) RELEASE. To receive benefits under this Plan, an Eligible Employee must execute after the Qualifying Termination a release of claims in favor of the Company, in the form attached to this Plan as Exhibit A and such release must become effective in accordance with its terms.

(f) TERMINATION OF BENEFITS. Benefits under this Plan shall terminate immediately if an Eligible Employee, at any time, violates any proprietary information, confidentiality, non-competition or non-solicitation obligation to the Company, or any other continuing obligation to the Company.

(g) NON-DUPLICATION OF BENEFITS. Eligible Employees are not eligible to receive benefits under this Plan more than one time and are not eligible to receive benefits under any other Company change-of-control severance plan, arrangement or agreement.

(h) TAX WITHHOLDING. Any payments that an Eligible Employee receives under this Plan shall be subject to all required tax withholding.

(i) DISTRIBUTIONS.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Eligible Employee under this Section 4:

(A) It is intended that each installment of the payments and benefits provided under Section 4 shall be treated as a separate “payment” for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”).  Neither the Company nor the Eligible Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(B) If, as of the date of the “separation from service” of the Eligible Employee from the Company, the Eligible Employee is not a “specified employee” (each within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4; and

(C) If, as of the date of the “separation from service” of the Eligible Employee from the Company, the Eligible Employee is a “specified employee” (each, for purposes of this Agreement, within the meaning of Section 409A), then:

(x) Each installment of the payments and benefits due under Section 4 that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A;; and

(y) Each installment of the payments and benefits due under Section 4 that is not paid within the Short-Term Deferral Period and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Eligible Employee of the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the death of the Eligible Employee), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Eligible Employee’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service) or Treasury Regulation 1.409A-1(b)(9)(v) (relating to reimbursements and certain other separation payments).  Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the Date of Termination, from the Date of Termination to the date of payment.  Any installments that qualify for the exception under Treasury

Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Eligible Employee following the taxable year of the Eligible Employee in which the separation from service occurs.

SECTION 5. OTHER TERMINATIONS

An otherwise Eligible Employee shall NOT be eligible to receive benefits under this Plan if (i) the Eligible Employee’s employment terminates due to death, disability or any other reason other than a Qualifying Termination; or (ii) an Eligible Employee’s employment is terminated within thirty (30) days of his or her refusal to accept an offer of comparable employment by any successor to the Company (provided that “comparable employment” shall mean employment at a business office whose location is not violative of Section 2(g)(i), with duties and responsibilities not violative of Section 2(g)(ii) and with a reduction in such Eligible Employee’s base salary not violative of 2(g)(iii).

SECTION 6.  CLAIMS PROCEDURE

Ordinarily, severance benefits will be paid to an Eligible Employee without to having to file a claim or take any action other than signing a release as provided in Section 4(f) of this Plan and, where applicable, not revoking such agreement during the applicable revocation period.  If an Eligible Employee believes that he or she is entitled to severance benefits under the Plan that are not being paid, he or she may submit a written claim for payment to the Company.  Any claim for benefits shall be in writing, addressed to the Company and must be sufficient to notify the Company of the benefit claimed.  If such claim is denied, the Company shall within a reasonable period of time provide a written notice of denial.  The notice will include the specific reasons for denial, the provisions of the Plan on which the denial is based, and the procedure for a review of the denied claim.  Where appropriate, it will also include a description of any additional material or information necessary to complete or perfect the claim and an explanation of why that material or information is necessary.  Eligible Employees may request in writing a review of a claim denied by the Company and may review pertinent documents and submit issues and comments in writing to the Company.  The Company shall provide a written decision upon such request for review of a denied claim.  The decision of the Company upon such review shall be final.

SECTION 7 MISCELLANEOUS

The Company reserves the right to amend or terminate this Plan at any time; provided however, that this Plan may not be amended or terminated following the Change in Control Date and further provided, that Section 4(c) of this Plan shall not be amended without the Eligible Employee’s consent unless the Board of Directors of the Company determines that the amendment, taking into account any other related action, would not materially adversely affect the Eligible Employee.  This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person actively adopts or formally continues the Plan.  The Plan shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts.

EXHIBIT A

RELEASE

Certain capitalized terms used in this Release are defined in the Key Employee Change in Control Severance Plan (the “Plan”) which I have reviewed.

In order to receive the benefits as set forth in the Plan, I acknowledge that I must enter into this Release and have it become binding upon me.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, predecessor, successors, assigns and affiliates as well as its and their representatives, agents, insurers and reinsurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), past, present and future (hereafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which I ever had or now have against the Released Parties, including, but not limited to, those claims arising out of  my employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of my employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); provided, further, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me from any third party action brought against me based on my employment with the Company, pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage I may have under the Company’s director and officer liability policy, if any.

I understand and agree that, as a condition for payment to me of the Plan benefits, I shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition; provided, however, that nothing herein shall prevent me from making truthful disclosures to any governmental entity or in any litigation or arbitration.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have been given more than twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release by notifying the Company; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me provided I have not timely revoked.

Keith Ehrlich

Signature:

Date: